Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
July 16, 2013	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES REIT SELLS THREE WEST COAST BUILDINGS

(LOS ANGELES) - The Los Angeles office of Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has sold three office buildings, one in Los Angeles and two in El Segundo for a total price of $550,000,000.
The first property is One Wilshire, a 30-story, Class A office building located in downtown Los Angeles. It contains 663,000 square feet of telecom and office space, and it was acquired by Hines REIT in 2007. The property is 93 percent leased to companies including Verizon Communications, CRG West, Quest Communications, CoreSite, Crowell Weedon and Musick Peeler.
The other buildings are the Raytheon and DIRECTV buildings, a three-building office complex in the South Bay submarket of El Segundo. The 11-story, Class A buildings contain a total of 550,579 square feet, and were acquired by Hines REIT in 2008. The buildings are fully leased to their namesake companies on a long-term basis.
“We believe it is an appropriate time to exit our position in the One Wilshire and the Raytheon and DIRECTV buildings, and we are pleased to execute a single transaction for all the assets to a high-quality buyer,” said Sherri Schugart, president and CEO of Hines REIT.
“We remain committed to delivering superior results to our investors, and further extending our track record in this market,” said Hines Managing Director Doug Metzler.
Eastdil Secured represented the seller with respect to One Wilshire and CBRE represented the seller with respect to the buildings in El Segundo.
Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT currently owns interests in 43 commercial properties, which contain 19.9 million square feet of leasable space. For additional information about Hines REIT, please see www.hinessecurities.com/hines-reit.
Hines is a fully-integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 72 cities across the United States and 17 international countries, and controlled assets valued at approximately $24.3 billion as of December 31, 2012, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.